EXHIBIT 12

                        PEPSICO, INC. AND SUBSIDIARIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
     Years Ended December 28, 1996, December 30, 1995, December 31, 1994,
                   December 25, 1993 and December 26, 1992
                      (in millions except ratio amounts)

                                    52 Weeks       53 Weeks     52 Weeks
                                ----------------   -------- --------------
                                  1996     1995      1994     1993    1992

Earnings:

Income from continuing
 operations before income
  taxes and cumulative
   effect of accounting
    changes ..................  $2,047   $2,432    $2,664   $2,423   1,899

Unconsolidated affiliates
 interests, net (a)...........     271       11       (19)      (6)     (1)

Amortization of
 capitalized interest.........       4        6         5        5       5

Interest expense .............     600      682       645      573     586

Interest portion of net
 rent expense (b).............     159      156       150      134     122
                                ------   ------    ------   ------  ------
Earnings available for
 fixed charges................  $3,081   $3,287    $3,445   $3,129  $2,611
                                ======   ======    ======   ======  ======

Fixed Charges:

Interest expense .............  $  600   $  682   $  645   $  573   $  586

Capitalized interest..........       8       10        5        7        7

Interest portion of net
 rent expense (b).............     159      156      150      134      122
                                ------   ------   ------   ------   ------

   Total fixed charges........  $  767   $  848  $   800   $  714   $  715
                                ======   ======  =======   ======   ======

Ratio of Earnings
 to Fixed Charges(c)..........     4.02    3.88     4.31    4.38      3.65
                                =======  ======   ======   =====    ======

 (a) 1994, 1993 and 1992 amounts have been restated to adjust for the effects of unconsolidated affiliates and minority interests. The inclusion of these items did not have a material impact on the previously reported ratio of earnings to fixed charges.
 (b) One-third of net rent expense is the portion deemed representative of the interest factor.
 (c) Included the impact of the unusual, disposal and other charges of $822 (or $716 after-tax) and $520 (or $384 after-tax) in 1996 and 1995, respectively (see Note 3). Excluding those charges, the ratio of earnings to fixed charges for 1996 and 1995 would have been 5.09 and 4.49, respectively.